EXHIBIT 12
                       THE BANK OF NEW YORK COMPANY, INC.
                  Ratios of Earnings to Fixed Charges and Ratios
                       of Earnings to Combined Fixed Charges,
                    Distribution on Trust Preferred Securities
                           and Preferred Stock Dividends
                              (Dollars in millions)


                                               For the three
                                               months ended
                                                 March 31,
                                               1997     1996
EARNINGS                                       ----     ----
--------

 Income Before Income Taxes                    $437     $395
 Fixed Charges, Excluding Interest
  on Deposits                                   107      136
                                               ----     ----
 Income Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits       544      531
 Interest on Deposits                           301      291
                                               ----     ----
 Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits      $845     $822
                                               ====     ====
FIXED CHARGES
-------------

 Interest Expense, Excluding Interest
  on Deposits                                  $ 98     $128
 One-Third Net Rental Expense*                    9        8
                                               ----     ----
 Total Fixed Charges, Excluding Interest
  on Deposits                                   107      136
 Interest on Deposits                           300      291
                                               ----     ----
 Total Fixed Charges, Including Interest
  on Deposits                                  $407     $427
                                               ====     ====

DISTRIBUTION ON TRUST PREFERRED SECURITIES,
-------------------------------------------
PRE TAX BASIS                                  $ 12     $  -
-------------                                  ====     ====

PREFERRED STOCK DIVIDENDS, PRE-TAX BASIS       $  4     $  4
----------------------------------------       ====     ====

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

 Excluding Interest on Deposits                5.08x    3.90x
 Including Interest on Deposits                2.07     1.93

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
----------------------------------

 Excluding Interest on Deposits                4.42     3.79
 Including Interest on Deposits                2.00     1.91

       * The proportion deemed representative of the interest factor.